Digital Power Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2003

Digital Power Announces Resignation of Director and Change in Management

FREMONT, Calif., March 16, 2004, Digital Power Corporation (Amex: DPW - News) (herein "Digital Power") today announced its financial results for the quarter and year ended December 31, 2003.

The Company reported revenue of $2,031,000 for the quarter ended December 31, 2003, an increase of 1.3% from $2,004,000 for the same quarter last year. For the quarter ended December 31, 2003, the Company reported a net loss of $389,000 compared to a net income of $375,000 for the same quarter last year.

The Company reported revenues of $7,369,000 for the year ended December 31, 2003, a decrease of 16% from $8,775,000 for the year ended December 31, 2002. The Company reported an operating loss of $1,065,000 for year 2003, compared to an operating loss of $526,000 for the year 2002. The increase in the loss for the year 2003 is mainly due to the decrease in revenues. For the year ended December 31, 2003, the Company reported a net loss of $963,000 compared to a net income of $290,000 for the year ended December 31, 2002.

Commenting on the results, Jonathan Wax, President and CEO, stated "While the business environment continues to be challenging and our results for the fourth quarter were below expectations, we are establishing plans to improve our sales and customer support levels with the clear aim of increasing revenue in what appears to be improving market conditions in our industry. In addition, our intention is to lower our production costs further through the greater use of our Far East manufacturing relationships."

Effective March 11, 2004, Mr. Mark Thum resigned as a member of the Board of Directors of Digital Power. Digital Power thanks Mr. Thum for his almost two years of service to the company as a member of the Board, including his service on both the audit and compensation committees.

On March 15, 2004, the Board of Directors of Digital Power voted to eliminate the position of Executive CEO. Mr. David Amitai, who served as the Executive CEO since November 2003, will continue to serve as an active member of the Board of Directors.

Digital Power designs, develops, manufactures, markets and sells switching power supplies to telecommunications, data communications, test and measurement equipment, office and factory automation and instrumentation manufacturers. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future

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conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry.

Actual events, transactions and results may differ materially from anticipated events, transactions or results described in such statements.

Digital Power Corporation

    Financial Data
    (In thousands except for per share amounts)

                                                            Year
                                                      Ended December 31,
    Statement of Operations Data                  2003                  2002

    Revenues                                     $7,369                $8,775
    Operating loss                               (1,065)                 (526)
    Loss before tax benefit                      (1,040)                 (240)
    Net income(loss)                               (963)                  290

    Net income(loss) per share
      Basic and diluted                          $(0.19)                $0.06



                                                     As of December 31,
    Balance Sheet Data                            2003                 2002

    Working capital                              $2,686                $2,832
    Total assets                                  5,136                 5,839
    Shareholders' equity                          3,022                 3,239